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                                                                      Exhibit 12

                             BRE PROPERTIES, INC.
                      STATEMENT OF COMPUTATION OF RATIOS
                         OF EARNINGS TO FIXED CHARGES


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
                                       NINE
                                       MONTHS                            YEAR ENDED DECEMBER 31,
                                       ENDED

(DOLLAR AMOUNTS IN THOUSANDS)       SEPTEMBER 30,        1996          1995          1994          1993          1992
                                        1997
Net income before gains on
 sales and provision for
 investment loss..............         $35,603       $37,014       $23,789       $22,566       $19,531       $14,538

Fixed charges:
     Interest.................          15,344        16,325         7,973         5,599         5,656         6,074
     Capitalized interest.....                           269
     Other....................              84           108           105           101            98            95
                                       -------       -------       -------       -------       -------       -------
                                       $15,428       $16,702       $ 8,078       $ 5,700       $ 5,754       $ 6,169

Net income before gains on
 sales and provision for
 investment loss and fixed
 charges, excluding
 capitalized interest.........         $51,031       $53,447       $31,867       $28,266       $25,285        20,707

Divided by fixed charges......         $15,428       $16,702       $ 8,078       $ 5,700       $ 5,754       $ 6,169

Ratio of earnings to fixed
 charges......................            3.31          3.20          3.95          4.96          4.39          3.36
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